UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 22, 2009

ENTROPIC COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of Principal Executive Offices and Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On March 22, 2009, Entropic Communications, Inc.’s (the “Company”) Board of Directors approved a restructuring plan to better position the Company to operate in current market and financial conditions and more closely align operating expenses with revenues. The restructuring plan will result in a worldwide reduction in force of approximately 55 employees, which represents approximately 18% of the Company’s total workforce. Affected employees were notified on March 23 and 24, 2009.

As part of the restructuring plan, the Company will close its locations in Nice, France and Kfar Saba, Israel, and the Company has suspended further development of its advanced network processor architecture and an associated product, which was being staffed primarily out of Kfar Saba. The network processor architecture would have been part of a future product offering from the Company for home networking applications. No revenues were anticipated from such product until late 2011. The Company expects to pursue collaborations or partnerships with third parties as an alternative to developing this technology in-house.

The Company currently expects to recognize approximately $900,000 of pre-tax restructuring charges, primarily consisting of employee benefit and severance arrangements. In addition, approximately $200,000 of impairment charges are expected to be incurred as a result of the restructuring plan. The restructuring plan is currently expected to result in cash expenditures of approximately $1.7 million. A majority of the restructuring and impairment charges will be recorded in the Company’s operating results for the quarter ending March 31, 2009, and the Company expects implementation of the restructuring plan to be completed in the second quarter of 2009.

This information will be subject to the finalization of timetables for the transition of functions, consultations with employees as well as the statutory severance requirements of particular legal jurisdictions impacted. Consequently, the timing and costs of the restructuring may vary from the Company’s current estimates. The Company may incur other material charges not currently anticipated due to events that may occur as a result of, or associated with, the restructuring plan and related activities.

To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future Quarterly Report on Form 10-Q as details of the restructuring plan are refined and estimates of costs and charges are finalized.

Item 2.06.	Material Impairments.

In connection with the restructuring plan described in Item 2.05, Costs Associated with Exit or Disposal Activities above, the Company is performing an impairment assessment on certain long-term assets (including property, plant and equipment and net deferred taxes) held by any facility affected by the restructuring plan. Assets that are determined to be impaired will be written down to fair value. At this time, the Company estimates that impairment charges will be approximately $200,000; however, the Company is not currently able to make a final determination of the estimated range of the impairment charges.

To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future Quarterly Report on Form 10-Q as details of the restructuring plan are refined and estimates of costs and charges are finalized. However, the impairment charges ultimately recorded are not expected to result in material future cash expenditures.

Item 7.01.	Regulation FD Disclosure.

The information contained in Item 2.05, Costs Associated with Exit or Disposal Activities and Item 2.06, Material Impairments are incorporated herein by reference in their entirety.

Caution Regarding Forward-Looking Statements

Statements in this Current Report on Form 8-K that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the Company’s restructuring plan and the Company’s expectations regarding collaborations and partnerships with third parties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, fluctuations in quarterly revenues; the effects of the global recession; the Company’s ability to introduce new and enhanced products on a timely basis; the risk that the market for high-definition television-quality video and multimedia content delivery solutions may not develop as anticipated; the Company’s dependence on recruiting and retaining key employees and talented engineers; risks related to Entropic’s international operations; and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company does not undertake any obligation to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: March 24, 2009	By:	/s/ Lance W. Bridges
Lance W. Bridges, Esq. Vice President and General Counsel